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[LETTERHEAD OF TELLURIAN]

The purpose of this document is to set forth in writing an agreement reached between Tullurian and Fightertown.

1. Fightertown and Tellurian agree to maintain the 1994 purchase order for EAGLE image generators as is.

2. Tellurian agrees to exchange the ten AT-200 image generators at the Lake Forest facility with EAGLES, at no cost to Fightertown, within six weeks of the date of this document.

3. After the purchase order, a cap of $7,500 per EAGLE will be placed on any future Fightertown order. If it is determined that the Super EAGLE is to be purchased, a cap of $10,000 is placed on that product. In either case, Fightertown will receive the best pricing offered to any Tellurian customer, regardless of volume.

4. Tellurian agrees to assist Fightertown personnel with the installation of the EAGLES and the building of more efficient databases. Mat Adams will spend a minimum of 5 days completing these tasks, at Tellurian's expense. Tellurian represents that it has the ability to network a minimum of eight of its EAGLE image generators without the use of the Fighternet card.

5. Tellurian will upgrade the BOP database within three months of the date hereof to take full advantage of the EAGLE, at no cost to Fightertown. The database will be the property of Fightertown Entertainment, Inc., and Tellurian will be allowed to use the database for demonstration purposes only.

6. If Tellurian is engaged to do any engineering services for Fightertown, there will be confidentiality agreements between both parties.

7. Tellurian will return the Silicon Graphics workstation to Fightertown.

8. Tellurian agrees not to engage in any LBE locations that mirror the "Fightertown method" of operating LBEs, including instruction by personnel in flightsuits, the issuance of flight suits and helmets, the use of "FAM" flights, the organization of training squadrons for additional tactics, and head to head combat flying.
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9. Tellurian agrees to give Fightertown the "right of first refusal" to participate with Tellurian in any LBE site or product in which Tellurian wishes to utilize conventional fighter jet simulation. Fightertown's participation could include any or all of the following: operations, manufacturing of equipment, use of software, and use of the Fightertown name.

10. If Tellurian receives a purchase order from Eye Wonder Studios, Tellurian agrees to enter into a contract with Fightertown to develop cockpits for the location, if terms and conditions are reasonably acceptable to both parties.

11. This agreement will settle all issues with respect to the 1994 EAGLE purchase order.

12. By virtue of this agreement, Fightertown hereby retracts the Wilson letter dated 8/19/96.



/s/ Andrew Messing                       /s/ Stu French
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Fightertown                               Tellurian
Andrew Messing                           Stu French
Date: 10/22/96                           Date: 10/22/96